Exhibit 10.4

SEARCHLIGHT MINERALS CORP.

2360 West Horizon Ridge Parkway, #100B

Henderson, Nevada 89052

March 18, 2016

Luxor Capital Partners, LP

c/o Luxor Capital Group, LP

1114 Avenue of the Americas

29th Floor

New York, New York 10036

Attention: Norris Nissim

Ladies and Gentlemen:

We hereby refer to the Secured Convertible Promissory Notes (the “Note”), dated September 18, 2013, as amended March 18, 2016, in the aggregate original principal amount of $2,600,000, made by Searchlight Minerals Corp. (“we”, “us” or “our”), held by Luxor Capital Partners, LP (“Luxor” or “you”) and certain of its affiliates. Capitalized terms not defined in this letter shall have their respective meanings as set forth in the Note.

Luxor and its affiliates have converted all of the outstanding principal amount and accrued and unpaid interest of the Note in the amount of $2,691,000 into 76,885,714 shares of our Common Stock at the Conversion Price of $0.035 per share, and Luxor has acquired 42,857,143 shares of Common Stock at purchase price of $0.035 per share, for an aggregate purchase price of $1,500,000. In addition, our Board of Directors has agreed (i) to waive certain provisions of our Rights Agreement, dated August 24, 2009, with respect to accounts managed by Luxor, (ii) to authorize and put to our stockholders for a vote certain amendments to our Articles of Incorporation that, among other things, would eliminate a classified Board of Directors and increase the number of authorized shares of our capital stock, and (iii) to nominate three designees of Luxor for election by our stockholders to our Board of Directors. The Board of Directors shall take all necessary steps to call a meeting of the stockholders to effectuate items (ii) and (iii) by June 1, 2016, provided that Luxor acknowledges and agrees that such meeting may fall on a later date because of matters outside our control, including but not limited to the time period required by the SEC to review and comment on our proxy statement.

As a further inducement to our Board of Directors for taking such action, you have agreed to the following:

1. Luxor shall invest an additional $1,250,000 in new shares of our Common Stock, at a purchase price of $0.045 per share, upon the completion of certain milestones set forth in a purchase agreement entered into between Luxor and us on the date hereof.

2. Neither Luxor nor any of its affiliates shall exercise any of its warrants to acquire shares of Common Stock if the number of shares to be issued upon exercise would exceed the available amount of authorized shares of our Common Stock.

If the foregoing correctly sets forth your understanding, please execute this letter in the space provided below and a return a copy to us.

Very truly yours, SEARCHLIGHT MINERALS CORP.

By:	/s/ Carl Ager
Carl Ager
Vice President

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE:

LUXOR CAPITAL PARTNERS, LP

By:	/s/ Norris Nissim
Norris Nissim
General Counsel
Luxor Capital Group, LP
Investment Manager